Exhibit 99.1

FOR IMMEDIATE RELEASE

ADVANCED DISPOSAL ANNOUNCES THAT TANUJA DEHNE HAS BEEN ELECTED TO ITS BOARD OF DIRECTORS

PONTE VEDRA, Fla. (May 3, 2017) — Advanced Disposal (NYSE: ADSW), an integrated environmental services company, announced today that Tanuja Dehne will be joining its Board of Directors effective upon the company’s next board meeting currently scheduled for August 1, 2017.  She will be serving as chair of the company’s Compensation Committee.

Ms. Dehne has held a number of cross-functional corporate leadership positions, including her roles as Chief Administrative Officer and Chief of Staff at NRG Energy from 2014 to 2016, and Senior Vice President of Human Resources from 2011 to 2014.  She has also previously served as Deputy General Counsel and Corporate Secretary for NRG Energy and practiced corporate and securities law at Saul Ewing LLP.

Currently, Ms. Dehne is a member of the Board of Directors of publicly-traded Silver Bay Realty Trust Corp. where she has been a board member since 2012.  She is also a Senior Advisor at the B Team, a non-governmental organization focused on mobilizing global leaders to drive a better way of doing business.

Ms. Denhe holds a J.D. from Syracuse University, an M.A. in Political Science from the University of Pennsylvania, and a B.A. in International Affairs and Anthropology/Sociology from Lafayette College.

“We are extremely pleased that Tanuja Dehne is joining our board,” said Richard Burke, CEO.  “Her leadership skills and focus on people development, coupled with her securities law background and public company board experience will be invaluable to us, as we continue to grow as a public company.”

Forward-Looking Statements

This press release contains “forward-looking” statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in such forward-looking statements, including but not limited to the cautionary warnings and risk factors included in the most recently filed Form 10-K with the SEC.

About Advanced Disposal Services, Inc.

Advanced Disposal (NYSE: ADSW) brings fresh ideas and solutions to the business of a clean environment.  As the fourth largest solid waste company in the U.S., we provide integrated, non-hazardous solid waste collection, recycling and disposal services to residential, commercial, industrial, and construction customers across 16 states and the Bahamas. Our team is dedicated to finding effective, sustainable solutions to preserve the environment for future generations. We welcome you to learn more at www.AdvancedDisposal.com or follow us on Facebook.

Contact:

Matthew Nelson

Advanced Disposal

(904) 737-7900, Matthew.Nelson@AdvancedDisposal.com